As filed with the Securities and Exchange Commission on September 2, 2025

Registration Statement No. 333-258044

Registration Statement No. 333-277745

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTATION STATEMENT (REGISTRATION NO. 333-258044)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTATION STATEMENT (REGISTRATION NO. 333-277745)

UNDER

THE SECURITIES ACT OF 1933

Bridge Investment Group Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	86-2769085
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

111 East Sego Lily Drive, Suite 400 Salt Lake City, Utah	84070
(Address of Principal Executive Offices)	(Zip Code)

BRIDGE INVESTMENT GROUP HOLDINGS INC. 2021 INCENTIVE AWARD PLAN

(Full title of the plans)

Apollo Global Management, Inc.

Whitney Chatterjee

Chief Legal Officer

9 West 57th Street, 42nd Floor

New York, New York 10019

(Name and address of agent for service)

(212) 515-3200

(Telephone number, including area code, of agent for service)

Copies to:

Ross Fieldston, Esq.

Gregory A. Ezring, Esq.

Joseph Glatt, Esq.

Ian Hazlett, Esq.

Christodoulos Kaoutzanis, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to each of the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) previously filed with the Securities and Exchange Commission (the “SEC”) by Bridge Investment Group Holdings Inc., a Delaware corporation (the “Registrant”), to deregister any and all shares of the Registrant’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•

Registration Statement on Form S-8 (Registration No. 333-258044), filed with the SEC on July 20, 2021, registering the offer and sale of 11,000,000 shares of Class A Common Stock, reserved for issuance under the Registrant’s 2021 Incentive Award Plan (the “2021 Plan”); and

•

Registration Statement on Form S-8 (Registration No. 333-277745), filed with the SEC on March 7, 2024, registering the offer and sale of 9,000,000 shares of Class A Common Stock for future issuance under the 2021 Plan.

On September 2, 2025, pursuant to the terms of an Agreement and Plan of Merger, dated as of February 23, 2025 (the “Merger Agreement”), by and among the Registrant, Apollo Global Management, Inc., a Delaware corporation (“Parent”), Bridge Investment Group Holdings LLC, a Delaware limited liability company and subsidiary of the Registrant (“OpCo”), Aspen PubCo Merger Sub 1, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub Inc.”), Aspen Second Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub 2”) and, solely for purposes of Section 6.16 thereof, Adam O’Farrell as the OpCo representative, (i) Merger Sub Inc. merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Parent, and (ii) Merger Sub 2 merged with and into OpCo, with OpCo surviving the merger as a wholly owned subsidiary of Parent (collectively, the “Mergers”).

As a result of the Mergers, the Registrant has terminated any and all offerings and sales of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, the Registrant hereby files this Post-Effective Amendment to deregister all securities registered but unsold or otherwise unissued under each Registration Statement, if any, as of the date hereof.

The foregoing description of the Mergers, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 24, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah on September 2, 2025.

Bridge Investment Group Holdings Inc.

By:	/s/ Jonathan Slager
Name: Jonathan Slager
Title: Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.